Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:     Jenny Keighley
513-979-5852 (office)
513-515-8214 (cell)
jennifer.keighley@bankatfirst.com

First Financial Bank Officially Enters the Columbus, Ohio Market
The bank closes First Bexley Bank and Insight Bank mergers; announces transition weekend

Columbus, OH - August 7, 2014 - First Financial Bank announces that it has officially closed The First Bexley Bank and Insight Bank transactions.

“We’re proud to expand into the Columbus market, a key strategic area for the bank,” said Claude Davis, CEO of First Financial Bank. “We look forward to building on the success of these two banks and offering our full suite of products and services to the local community, including consumer, business, mortgage, and wealth management solutions.”

While both First Bexley Bank and Insight Bank are officially First Financial Bank, it is business as usual for associates and clients until transition weekend in September. During the transition weekend of September 6 and 7, First Bexley Bank and Insight Bank banking centers in Columbus along with the client relationships and deposit accounts will convert to First Financial Bank. Local banking centers will be closed on Saturday, September 6 in order to take on the First Financial look and feel with new signage and interior merchandising.

The banking centers will reopen under the First Financial brand on Monday, September 8, and clients will have access to a network of more than 100 banking centers and 130 ATMs across a three-state footprint. Clients will receive a welcome guide to explain the transition and the benefits of being a First Financial client. Associates are prepared to assist clients, answer their questions and process transactions as usual.

The First brand of banking focuses on building long-term relationships with clients by providing the sophisticated services offered by the large regional banks with the personalized attention and care of a community bank. Clients enjoy a full array of products and services including personal, business and wealth management solutions.

First Financial also expects to close the Guernsey Bank transaction this month, which will provide three additional banking center locations and position the bank as the largest community bank operating in the area.

For more information about First Financial Bank, visit www.bankatfirst.com or www.facebook.com/firstfinancialbank.
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About First Financial Bancorp
First Financial Bancorp is a Cincinnati, Ohio based bank holding company. As of June 30, 2014, the Company had $6.5 billion in assets, $4.0 billion in loans, $4.9 billion in deposits and $706 million in shareholders’ equity. The Company’s subsidiary, First Financial Bank, N.A., founded in 1863, provides banking and financial services products through its four lines of business: commercial, consumer, wealth management and mortgage. The commercial, consumer and mortgage units provide traditional banking services to business and retail clients. First Financial Wealth Management provides wealth planning, portfolio management, trust and estate, brokerage and retirement plan services and had approximately $2.5 billion in assets under management as of June 30, 2014. The Company’s strategic operating markets are located in Ohio, Indiana and Kentucky where it operates 105 banking centers. Additional information about the Company, including its products, services and banking locations is available at www.bankatfirst.com.